Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

O S H K O S H    C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH CORPORATION REPORTS FISCAL 2009
THIRD QUARTER RESULTS

        OSHKOSH, WI – (July 30, 2009) – Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2009 third quarter net sales of $1.2 billion and a loss from continuing operations of $22.0 million, or $0.30 per share, compared with net sales of $1.9 billion and income from continuing operations of $102.0 million, or $1.36 per share, for the third quarter of fiscal 2008. These results exclude the operations of Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, the Geesink Norba Group) which have been reclassified to discontinued operations due to the Company’s sale of these businesses on July 1, 2009.

        “Our defense and fire & emergency segments delivered strong results for the quarter, while our access equipment and commercial segments continued to experience extraordinarily weak demand as construction activity in most areas of the world remains soft,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer. “Sales of aerial work platforms, telehandlers and concrete placement products were all down 75 percent or more, contributing to the loss from continuing operations for the quarter.

        “Oshkosh continues to aggressively focus on cost reductions, operational improvements and leaning out our factories. We expect to emerge from this recession as a stronger, more nimble and more competitive company,” added Bohn.

        “Performance in the defense segment was driven by strong vehicle deliveries and parts & service work. Additionally, on the last day of our third fiscal quarter, we learned that we won the privilege to supply the United States military with the new MRAP-All Terrain Vehicle (M-ATV). Our employees and suppliers are working 24/7 to support a fast ramp-up schedule to deliver these life-saving vehicles to the brave men and women of our armed forces in Afghanistan. We understand our responsibility to our armed forces and the U.S. taxpayer, and we will deliver. To accomplish this effort, we have hired new employees in Wisconsin and called back laid-off employees in Pennsylvania to build the M-ATVs.”

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

        Bohn further commented, “For the fourth quarter of fiscal 2009, we expect solid performance from our defense and fire & emergency segments, while we expect that our access equipment and commercial segments will both continue to face tough market conditions. We expect the M-ATV contract will primarily benefit our sales and earnings in fiscal 2010.”

        The Company reported that consolidated net sales in the third quarter of fiscal 2009 decreased 36.1 percent compared with last year’s third quarter. The decrease in sales was largely due to lower sales in the Company’s access equipment and commercial segments as a result of the continued downturn in global construction markets, offset in part by double-digit sales growth in the Company’s defense, domestic fire apparatus and airport products businesses.

        Operating income from continuing operations decreased 80.1 percent to $38.3 million, or 3.1 percent of sales, for the third quarter of fiscal 2009 compared with operating income from continuing operations of $193.0 million, or 10.1 percent of sales, in the prior year quarter. Improved performance in the defense and fire & emergency segments as a result of higher unit volume and improved manufacturing efficiencies combined with lower consolidated operating expenses from recent cost cutting measures were not sufficient to offset significantly lower volume in the access equipment segment.

        Factors affecting third quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales decreased 77.0 percent to $211.2 million for the third quarter of fiscal 2009 compared with the prior year quarter. Sales reflected substantially lower global demand arising from recessionary economies and tight credit markets. Equipment sales for the North American and the European, African and Middle Eastern regions each declined about 85 percent compared with the third quarter of fiscal 2008.

        The access equipment segment incurred an operating loss of $71.2 million, or 33.7 percent of sales, for the third quarter of fiscal 2009 compared with operating income of $125.2 million, or 13.6 percent of sales, in the prior year quarter. The decrease in operating results was primarily the result of lower sales volume and the related under absorption of fixed costs, additional credit loss provisions of $26.5 million and higher raw material costs, offset in part by lower operating expenses as a result of cost reduction initiatives.

        Defense – Defense segment sales increased 23.7 percent to $605.4 million for the third quarter of fiscal 2009 compared with the prior year third quarter due to an increase in sales of heavy-payload tactical vehicles and higher parts & service sales to fulfill the continuing requirements of the Company’s largest customer, the U.S. Department of Defense. Sales of new and remanufactured heavy-payload tactical vehicles to the U.S. Army in the third quarter of fiscal 2009 were up significantly compared to the prior year quarter. Defense segment sales during the third quarter of fiscal 2009 also benefited from the sale of reducible-height armor kits for Medium Tactical Vehicle Replacement trucks for the U.S. Marine Corps and the sale of TAK-4® independent suspension systems for Mine Resistant Ambush Protected vehicles.

        Operating income in the third quarter increased 39.5 percent to $92.9 million, or 15.3 percent of sales, compared with prior year quarter operating income of $66.5 million, or 13.6 percent of sales. The increase in operating income as a percent of sales reflected substantially improved manufacturing efficiencies and lower product development costs.

        Fire & Emergency – Fire & emergency segment sales for the third quarter of fiscal 2009 increased 6.5 percent to $299.6 million compared with the prior year quarter. The sales increase reflected higher shipments at the Company’s domestic fire apparatus and airport product businesses, offset in part by weaker sales of towing and recovery equipment. The towing and recovery business continued to be impacted by weak demand and tight credit markets.

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

        Operating income increased 77.3 percent in the third quarter to $31.7 million, or 10.6 percent of sales, compared with the prior year quarter operating income of $17.9 million, or 6.4 percent of sales. The increase in operating income during the third quarter was primarily the result of higher volume, an improved product mix and manufacturing efficiencies in the Company’s airport products and domestic fire apparatus businesses as well as lower operating expenses as a result of cost reduction initiatives.

        Commercial – Commercial segment sales decreased 43.6 percent to $138.4 million in the third quarter of fiscal 2009 compared with the prior year quarter. The sales decrease was largely the result of a 75 percent decline in sales of concrete placement products as a result of lower construction activity in North America and a 20 percent decrease in refuse collection vehicle sales. The decline in North American refuse collection vehicle sales was primarily the result of a moderation in sales to independent waste haulers as well as a shift in timing of shipments to fleet customers.

        Operating income decreased 62.6 percent in the third quarter to $2.1 million, or 1.5 percent of sales, compared with operating income of $5.6 million, or 2.3 percent of sales, in the prior year quarter. The decrease in operating income was primarily the result of the further, sharp decline in concrete placement product sales in the third quarter, offset in large part by lower operating expenses as a result of cost reduction initiatives.

        Corporate and other – Corporate operating expenses and inter-segment profit elimination decreased $5.0 million to $17.2 million for the third quarter of fiscal 2009 compared with the prior year quarter. The decrease was the result of cost reduction initiatives, including lower outside professional services, recruiting and travel costs.

        Interest expense net of interest income increased $13.7 million to $63.0 million in the third quarter of fiscal 2009 compared with the prior year quarter largely as a result of higher interest rates associated with the March 2009 amendment of the Company’s credit agreement. The amendment increased the spread on LIBOR loans to 600 basis points compared with 175 basis points in the third quarter of fiscal 2008. The Company reduced total debt by $67.1 million during the third quarter of fiscal 2009 while at the same time increasing its cash on hand by $51.6 million.

        The Company recorded a tax provision in the third quarter of $0.9 million on a pre-tax loss from continuing operations of $20.4 million. The provision for income taxes arose despite the loss from continuing operations before income taxes, equity in earnings of unconsolidated affiliates and minority interest, due to tax expenses related to the reversal of a portion of a European tax incentive of $5.1 million and foreign net operating losses which were not benefitted.

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

Nine-month Results

        Excluding non-cash intangible asset impairment charges1, the Company reported a loss from continuing operations of $50.4 million, or $0.68 per share, for the first nine months of fiscal 2009 on sales of $3.8 billion compared with income from continuing operations of $225.1 million, or $3.01 per share, for the first nine months of fiscal 2008 on sales of $5.1 billion. Including impairment charges, the Company recorded a loss from continuing operations of $1.22 billion, or $16.46 per share, for the first nine months of fiscal 2009. The lower results were due to lower sales at the Company’s access equipment and commercial segments due to the global recession and tight credit markets, offset in part by strong demand for defense vehicles and armor kits.

        Excluding impairment charges1, operating income from continuing operations decreased 81.9 percent to $87.7 million, or 2.3 percent of sales, in the first nine months of fiscal 2009 compared with $483.6 million, or 9.5 percent of sales, in the first nine months of fiscal 2008. An operating loss in the access equipment segment more than offset higher operating income in the defense segment and lower corporate expenses.

Discontinued Operations

        On April 30, 2009, the Company entered into an agreement to sell its ownership in the Geesink Norba Group. The Geesink Norba Group, the Company’s European refuse collection vehicle manufacturer, had sales of $201.9 million in fiscal 2008 and was included in the Company’s commercial operating segment. The assets and liabilities of these businesses are reflected as assets and liabilities held for sale in the Condensed Consolidated Balance Sheets as of June 30, 2009. The historical results of operations of these businesses have been presented as discontinued operations, net of tax, in the Condensed Consolidated Statements of Operations.

        The transaction closed on July 1, 2009. Although the selling price was a nominal amount, the Company expects to report a non-cash gain of approximately $35 million on the sale of this business in the fourth quarter of fiscal 2009 as a result of the reversal of cumulative translation adjustments from equity. In addition, the Company is in the process of restructuring the former holding company parent of the Geesink Norba Group, which is expected to result in the Company recording a tax benefit of $60-$75 million in the fourth quarter of fiscal 2009. The majority of this tax credit will be recorded in discontinued operations.

Conference Call

        The Company will comment on third quarter earnings during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

1   Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

About Oshkosh Corporation

        Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse collection vehicle businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

®, TM All brand names referred to in this news release are trademarks or registered trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

        The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income (loss), operating income margin, income (loss) from continuing operations and earnings (loss) per share from continuing operations on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income (loss), operating income margin, income (loss) from continuing operations and earnings (loss) per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Non-GAAP operating income	$38.3	$194.0	$87.7	$483.6
Intangible asset impairment charges	--	(1.0)	(1,197.8)	(1.0)

GAAP operating income (loss)	$38.3	$193.0	$(1,110.1)	$482.6

Non-GAAP (loss) income from continuing operations	$(22.0)	$102.6	$(50.4)	$225.1
Intangible asset impairment charges, net	--	(1.0)	(1,197.8)	(1.0)
Income tax benefit associated with intangible
asset impairment charges	--	0.4	23.5	0.4

GAAP (loss) income from continuing operations, net	$(22.0)	$102.0	$(1,224.7)	$224.5

Non-GAAP (loss) earnings per share from continuing
operations	$(0.30)	$1.37	$(0.68)	$3.01
Intangible asset impairment charges per share	--	(0.01)	(15.78)	(0.01)

GAAP (loss) earnings per share from continuing
operations	$(0.30)	$1.36	$(16.46)	$3.00

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the consequences of financial leverage associated with the JLG acquisition, including the level of the Company’s borrowing costs, the increased interest rates the Company would face if it experienced a deterioration or downgrade in credit agency ratings and the Company’s ability to maintain compliance with its financial covenants under its credit agreement; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global recession and credit crisis; the duration of the global recession, which could lead to additional impairment charges related to many of the Company’s intangible assets; risks related to the required rapid increase in the rate of production for the M-ATV contract and the amount, if any, of additional orders for M-ATVs that the Company may receive; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; risks related to reductions in government expenditures and the uncertainty of government contracts; risks related to production delays as a result of the economy’s impact on the Company’s suppliers; the potential for commodity costs to rise sharply in a future economic recovery; risks associated with international operations and sales, including foreign currency fluctuations; risks related to the collectability of receivables during a recession, particularly for those businesses with exposure to construction markets; and the potential for increased costs relating to compliance with changes in laws and regulations. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net sales	$1,226.2	$1,920.1	$3,808.3	$5,082.3
Cost of sales	1,050.0	1,592.1	3,344.6	4,183.0

Gross income	176.2	328.0	463.7	899.3
Operating expenses:
Selling, general and administrative	122.8	116.9	329.1	363.4
Amortization of purchased intangibles	15.1	17.1	46.9	52.3
Intangible asset impairment charges	--	1.0	1,197.8	1.0

Total operating expenses	137.9	135.0	1,573.8	416.7

Operating income (loss)	38.3	193.0	(1,110.1)	482.6
Other income (expense):
Interest expense	(63.1)	(51.0)	(149.4)	(162.2)
Interest income	0.1	1.7	2.5	4.8
Miscellaneous, net	4.3	(3.2)	4.3	(7.0)

	(58.7)	(52.5)	(142.6)	(164.4)

(Loss) income from continuing operations
before income taxes, equity in earnings of
unconsolidated affiliates and minority interest, net	(20.4)	140.5	(1,252.7)	318.2
Provision for (benefit from) income taxes	0.9	40.8	(27.7)	100.3

(Loss) income from continuing operations before
equity in earnings of unconsolidated affiliates
and minority interest, net	(21.3)	99.7	(1,225.0)	217.9
Equity in earnings of unconsolidated
affiliates, net of tax	(0.9)	1.9	(0.4)	5.6
Minority interest, net of tax	0.2	0.4	0.7	1.0

(Loss) income from continuing operations, net	(22.0)	102.0	(1,224.7)	224.5
Loss from discontinued operations, net of tax	(4.6)	(186.3)	(14.4)	(198.9)

Net (loss) income	$(26.6)	$(84.3)	$(1,239.1)	$25.6

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

OSHKOSH CORPORATION
EARNINGS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
(Loss) earnings per share-basic:
From continuing operations	$(0.30)	$1.38	$(16.46)	$3.04
From discontinued operations	(0.06)	(2.52)	(0.19)	(2.69)

(Loss) earnings per share-basic	$(0.36)	$(1.14)	$(16.65)	$0.35

(Loss) earnings per share-diluted:
From continuing operations	$(0.30)	$1.36	$(16.46)	$3.00
From discontinued operations	(0.06)	(2.48)	(0.19)	(2.66)

(Loss) earnings per share-diluted	$(0.36)	$(1.12)	$(16.65)	$0.34

Basic weighted average shares outstanding	74,424,605	74,135,753	74,403,238	73,948,242
Effect of dilutive stock options and
incentive compensation awards	--	822,633	--	994,931

Diluted weighted average shares outstanding	74,424,605	74,958,386	74,403,238	74,943,173

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	June 30, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$159.3	$88.2
Receivables, net	500.4	997.8
Inventories, net	864.1	941.6
Deferred income taxes	80.7	66.6
Current assets held for sale	94.0	--
Other current assets	53.9	58.2

Total current assets	1,752.4	2,152.4
Investment in unconsolidated affiliates	38.3	38.1
Property, plant and equipment	729.0	756.4
Less accumulated depreciation	(335.0)	(303.1)

Property, plant and equipment, net	394.0	453.3
Goodwill	1,078.0	2,274.1
Purchased intangible assets, net	980.0	1,059.9
Long-term assets held for sale	22.1	--
Other long-term assets	141.7	103.7

Total assets	$4,406.5	$6,081.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$9.4	$93.5
Accounts payable	464.1	639.9
Customer advances	410.3	296.8
Payroll-related obligations	64.8	104.8
Income taxes payable	3.3	11.1
Accrued warranty	70.5	88.3
Current liabilities held for sale	61.4	--
Other current liabilities	182.8	228.8

Total current liabilities	1,266.6	1,463.2
Long-term debt, less current maturities	2,441.6	2,680.5
Deferred income taxes	293.4	308.9
Long-term liabilities held for sale	2.3	--
Other long-term liabilities	303.0	237.0
Commitments and contingencies
Minority interest	2.3	3.3
Shareholders’ equity	97.3	1,388.6

Total liabilities and shareholders’ equity	$4,406.5	$6,081.5

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended June 30,
	2009	2008
Operating activities:
Net (loss) income	$(1,239.1)	$25.6
Non-cash asset impairment charges	1,197.8	175.2
Depreciation and amortization	110.6	110.6
Other non-cash adjustments	(19.4)	8.0
Changes in operating assets and liabilities	394.1	(200.5)

Net cash provided by operating activities	444.0	118.9
Investing activities:
Additions to property, plant and equipment	(18.3)	(56.1)
Additions to equipment held for rental	(11.2)	(13.8)
Proceeds from sale of property, plant and equipment	3.9	3.7
Proceeds from sale of equipment held for rental	5.1	9.5
(Contribution) distribution of capital (to) from
unconsolidated affiliates	(1.2)	1.2
(Increase) decrease in other long-term assets	(0.1)	0.2

Net cash used by investing activities	(21.8)	(55.3)
Financing activities:
Repayment of long-term debt	(263.9)	(77.0)
Net repayments under revolving credit facility	(54.2)	(0.5)
Debt amendment costs	(20.0)	--
Purchase of common stock	(0.1)	--
Proceeds from exercise of stock options	0.1	4.4
Excess tax benefits from stock-based compensation	--	3.0
Dividends paid	(14.9)	(22.3)

Net cash used by financing activities	(353.0)	(92.4)
Effect of exchange rate changes on cash	1.9	3.5

Increase (decrease) in cash and cash equivalents	71.1	(25.3)
Cash and cash equivalents at beginning of period	88.2	75.2

Cash and cash equivalents at end of period	$159.3	$49.9

Oshkosh Corporation Reports Fiscal 2009 Third Quarter Results
July 30, 2009

OSHKOSH CORPORATION
SEGMENT INFORMATION
(Unaudited; in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net sales:
Access equipment	$211.2	$920.2	$828.8	$2,343.8
Defense	605.4	489.5	1,739.4	1,338.5
Fire & emergency	299.6	281.3	863.8	826.3
Commercial	138.4	245.2	459.6	616.3
Intersegment eliminations	(28.4)	(16.1)	(83.3)	(42.6)

Consolidated	$1,226.2	$1,920.1	$3,808.3	$5,082.3

Operating income (loss):
Access equipment	$(71.2)	$125.2	$(1,059.8)	$309.9
Defense	92.9	66.5	241.6	190.1
Fire & emergency	31.7	17.9	(46.4)	60.7
Commercial	2.1	5.6	(187.5)	1.3
Corporate and other	(17.2)	(22.2)	(58.0)	(79.4)

Consolidated	$38.3	$193.0	$(1,110.1)	$482.6

	June 30,
	2009	2008
Period-end backlog:
Access equipment	$115.4	$574.5
Defense	3,268.9	1,362.5
Fire & emergency	577.6	669.1
Commercial	75.2	157.1

Consolidated	$4,037.1	$2,763.2

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